UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Platform Specialty Products Corporation
(Name of Registrant as Specified In Its Charter)

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1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida 33401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2015

April 10, 2015

It is my pleasure to invite you to attend Platform Specialty Products Corporation’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”), which will be held on June 11, 2015, at 11:00 a.m. at the Hotel Sofitel – Miami, located at 5800 Blue Lagoon Drive, Miami, Florida 33126. At the meeting, you will be asked to:

1.	Elect eight directors for a one-year term expiring at the 2016 annual meeting of stockholders (Proposal 1);

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and

3.	Transact such other matters that may properly come before the 2015 Annual Meeting, or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 22, 2015 (the “Record Date”) may vote at the 2015 Annual Meeting, or any adjournment or postponement thereof.

It is important that your shares be represented at the 2015 Annual Meeting, regardless of the number of shares you may hold.  Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in this Proxy Statement (the “Proxy Statement”). This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on June 11, 2015.

Sincerely,

Martin E. Franklin
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting to be held on June 11, 2015: this Proxy Statement, the accompanying Proxy Card (the “Proxy Card”) and our Annual Report to Stockholders for 2014 (the “2014 Annual Report”) are available electronically at www.proxyvote.com.

We have elected to use the “Full Set Delivery Option” for our 2015 Annual Meeting. Accordingly, this Proxy Statement, the accompanying Proxy Card and our 2014 Annual Report, which report includes our financial statements and schedule thereto for the fiscal year ended December 31, 2014, are being mailed to stockholders on or about May 8, 2015.  The Proxy Card includes instructions on how to access the proxy materials over the Internet, how to request additional printed copies of these materials, and how to vote shares of our common stock, par value $0.01 per share (the “Common Stock”). In addition, by following the instructions in the Proxy Card or other voting instruction card, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Table of Contents

QUESTIONS AND ANSWERS ABOUT VOTING AT THE 2015 ANNUAL MEETING AND RELATED MATTERS		1

I.	PROPOSAL 1 – ELECTION OF DIRECTORS	7

II.	CORPORATE GOVERNANCE	10
	Overview	10
	Meetings	10
	Corporate Governance Guidelines	10
	Board Leadership Structure	10
	Director Independence	10
	Indemnification	11
	Involvement in Certain Legal Proceedings	11
	Family Relationships	11
	Board Committees	11
	Audit Committee	12
	Compensation Committee	12
	Compensation Committee Interlocks and Insider Participation	13
	Nominating and Policies Committee	14
	Codes of Ethics	14
	Whistleblower Policy	15
	Certain Relationships and Related Transactions	15
	Additional Stock Issuances to our Founder Entities, Certain Directors and Certain Stockholders	17
	Policy Concerning Related Party Transactions	18
	Board Role in Risk Management	19
	Director Compensation	19

III.	EXECUTIVE OFFICERS OF THE COMPANY	21

IV.	EXECUTIVE COMPENSATION	21
	Compensation Discussion and Analysis	21
	Report of Compensation Committee	30
	2014 Summary Compensation Table	30
	2014 Outstanding Equity Awards at Fiscal Year End	32
	Option Exercises and Stock Vested During Fiscal Year 2014	33
	Pension Benefits - Fiscal Year 2014	33
	Grants of Plan-Based Awards	33
	Equity Compensation Plan Information	34

V.	SECURITY OWNERSHIP	34

VI.	PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015 FISCAL YEAR	38

VII.	OTHER MATTERS	42
	Section 16(a) Beneficial Ownership Reporting Compliance	42
	Proposals by Stockholders	42
	List of Stockholders Entitled to Vote at the 2015 Annual Meeting	43
	Expenses Relating to this Proxy Solicitation	43
	Communication with Platform’s Board of Directors	43
	2014 Annual Report, Form 10-K and Available Information	43

i

1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida 33401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2015

You are receiving this Proxy Statement, including the Notice of Annual Meeting of Stockholders, the accompanying Proxy Card and our 2014 Annual Report because you own shares of Common Stock of Platform Specialty Products Corporation (“Platform,” the “Company,” “our,” “we” or “us”) that entitle you to vote at the 2015 Annual Meeting.  Our Board of Directors (the “Board of Directors” or the “Board”) is soliciting proxies from stockholders entitled to vote at the 2015 Annual Meeting.  By use of the Proxy Card, you can vote even if you do not attend the 2015 Annual Meeting.  This Proxy Statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.  These proxy materials are being distributed and/or made available to stockholders on or about May 8, 2015.

Date, Time and Place of the 2015 Annual Meeting

We will hold the 2015 Annual Meeting on June 11, 2015, at 11:00 a.m. at the Hotel Sofitel – Miami, located at 5800 Blue Lagoon Drive, Miami, Florida 33126.

The Board of Directors has fixed the close of business on April 22, 2015 as the Record Date for the determination of stockholders entitled to notice of and to vote at the 2015 Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters to come before the 2015 Annual Meeting and may vote in person, via Internet or telephone or by proxy authorized in writing.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE 2015 ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the 2015 Annual Meeting?

A:
You may vote all of the shares of Common Stock that you owned at the close of business on the Record Date.  On April 9, 2015, we had 192,221,672 shares of Common Stock issued and outstanding.  You may cast one vote for each share of Common Stock held by you on the Record Date on all items of business presented at the 2015 Annual Meeting.

Q:	How do I obtain electronic access to the proxy materials?

A:
This Proxy Statement and our 2014 Annual Report are available to stockholders free of charge at www.proxyvote.com. If you hold your shares in street name, you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery you should contact your brokerage firm, bank, trustee or other agent (each, a “nominee”).

Q:	What constitutes a quorum, and why is a quorum required?

A:
We are required to have a quorum of stockholders present for all items of business to be voted at the 2015 Annual Meeting.  The presence at the 2015 Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2015 Annual Meeting.  Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2015 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2015 Annual Meeting or the stockholders present at the 2015 Annual Meeting may, by a majority in voting power thereof, adjourn the meeting from time to time, as authorized by Platform’s amended and restated by-laws (the “Amended and Restated By-laws”), until a quorum is present.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:
Stockholder of Record: If your shares of Common Stock are registered directly in your name with Platform’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner: If your shares of Common Stock are held by a nominee, you are considered the “beneficial owner” of shares held in “street name.”  The Proxy Card has been forwarded to you by your nominee who is considered, with respect to those shares, the “stockholder of record.”  As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the Proxy Card included in such materials.

Q:	How do I vote?

A:	Stockholder of Record: If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the 2015 Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Proxy Card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Proxy Card.

•	By Mail. You may vote by proxy by filling out the Proxy Card and returning it in the envelope provided.

Beneficial Owners: If you are a beneficial owner of shares held in “street name,” there are four ways to vote:

•
In person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in “street name” at the 2015 Annual Meeting. Please contact your nominee for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the 2015 Annual Meeting and ask for a ballot when you arrive. You must also bring valid picture identification, such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Proxy Card. The availability of Internet voting may depend on the voting process of your nominee.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Proxy Card. The availability of telephone voting may depend on the voting process of your nominee.

•	By Mail. You may vote by proxy by filling out the Proxy Card and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your Proxy Card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on June 10, 2015. Even if you plan to attend the 2015 Annual Meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2015 Annual Meeting.

Q:	What am I voting on?

A:	At the 2015 Annual Meeting you will be asked to vote on the following two proposals. Our Board’s recommendation for each of these proposals is set forth below:

Proposal	Board Recommendation
1. To elect eight directors for a one-year term expiring at the 2016 annual meeting of stockholders (Proposal 1).	FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2).	FOR

We will also consider other proposals that properly come before the 2015 Annual Meeting in accordance with our Amended and Restated By-laws.

Q:	Is my vote confidential?

A:
Yes. Platform encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Platform has designated Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Platform or any of its officers or employees, except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where Platform concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to Platform from time to time and publicly announced at the 2015 Annual Meeting.

Q:	What happens if additional matters are presented at the 2015 Annual Meeting?

A:
Our Amended and Restated By-laws provide that items of business may be brought before the 2015 Annual Meeting only (i) pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, (ii) by or at the direction of the Board of Directors, or (iii) by a stockholder of Platform who was a stockholder of Platform at the time proper notice of such business is delivered to the Secretary of Platform in accordance with our Amended and Restated By-laws.  Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2015 Annual Meeting as of the date of this Proxy Statement.  If you grant a proxy, the persons named as proxy holders, Daniel H. Leever and Frank J. Monteiro, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2015 Annual Meeting in accordance with Delaware law and our Amended and Restated By-laws.

Q:	How many votes are needed to approve each proposal?

A:	The table below sets forth, for each proposal described in this Proxy Statement, the vote required for approval of the proposal, assuming a quorum is present:

Proposal	Vote Required
1. To elect eight directors for a one-year term expiring at the 2016 annual meeting of stockholders(Proposal 1).	The majority of votes cast
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2).	The majority of votes cast

Q:	What if I sign and return my proxy without making any selections?

A:
If you sign and return your Proxy Card without making any selections, your shares will be voted “FOR” Proposals 1 and 2.  If other matters properly come before the 2015 Annual Meeting, Daniel H. Leever and Frank J. Monteiro will have the authority to vote on those matters for you at their discretion.  As of the date of this Proxy Statement, we are not aware of any matters that will come before the 2015 Annual Meeting other than those disclosed in this Proxy Statement.

Q:	What if I am a beneficial owner and I do not give the nominee voting instructions?

A:
If you are a beneficial owner and your shares are held in the name of a broker or other nominee, such broker or nominee is bound by the rules of the New York Stock Exchange (the “NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you.  Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters, such as the ratification of independent auditors, but not with respect to matters that are considered “non routine,” such as the election of directors.  A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares or has such discretionary authority but declines to exercise it.  Broker non-votes are included in the calculation of the number of votes considered to be present at the 2015 Annual Meeting for purposes of determining the presence of a quorum.

The table below sets forth, for each proposal described in this Proxy Statement, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the applicable proposal:

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1. To elect eight directors for one-year term expiring at the 2016 annual meeting of stockholders (Proposal 1).	No	None
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2).	Yes	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your Proxy Card marked “Abstain” on any proposal, your shares will not be voted on that proposal.

The table below sets forth, for each proposal described in this Proxy Statement, the impact marking your Proxy Card “Abstain” will have on the approval of the applicable proposal:

Proposal	Impact of Abstention
1. To elect eight directors for one-year term expiring at the 2016 annual meeting of stockholders (Proposal 1).	None
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 2).	None

Q:	Can I change my vote after I have delivered my Proxy Card?

A:
Yes.  You may revoke your Proxy Card at any time before its exercise.  You may also revoke your proxy by (i) voting in person at the 2015 Annual Meeting, (ii) delivering to Platform's Secretary a revocation of proxy at the address indicated below, or (iii) executing a new proxy bearing a later date.  If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the 2015 Annual Meeting.

Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
United States

Q:	Who can attend the 2015 Annual Meeting?

A:
Only stockholders and our invited guests are invited to attend the 2015 Annual Meeting.  To gain admittance, you must bring a form of personal identification to the 2015 Annual Meeting, where your name will be verified against our stockholder list.  If a broker or other nominee holds your shares and you plan to attend the 2015 Annual Meeting, you should bring a recent brokerage statement showing the ownership of your shares as of the Record Date, a letter from such broker or nominee confirming such ownership and a form of personal identification.

Q:	If I plan to attend the 2015 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2015 Annual Meeting.

If you vote in advance and also attend the 2015 Annual Meeting, you do not need to vote again at the 2015 Annual Meeting unless you want to change your vote.  Written ballots will be available at the 2015 Annual Meeting for stockholders of record.

Beneficial owners who wish to vote in person must request a legal proxy from their broker or other nominee and bring that legal proxy to the 2015 Annual Meeting.

Q:	Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2015 Annual Meeting.

Q:	Where can I find voting results of the 2015 Annual Meeting?

A:
We will announce the results for the proposals voted upon at the 2015 Annual Meeting and publish final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2015 Annual Meeting.

Q:	Who should I call with other questions?

A:
If you need assistance voting your shares, please contact Investor Relations at (561) 406-8465. If you have additional questions about this Proxy Statement or the 2015 Annual Meeting or would like to receive additional copies of this Proxy Statement and/or our 2014 Annual Report, please contact: Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, Attention: Investor Relations, Telephone: (561) 406-8465.

I.              PROPOSAL 1 – ELECTION OF DIRECTORS

Under our Amended and Restated By-laws, directors are elected for a one-year term expiring at the next annual meeting of stockholders.  Upon the recommendation of the Nominating and Policies Committee, the Board of Directors has nominated Martin E. Franklin, Daniel H. Leever, Ian G.H. Ashken, Nicolas Berggruen, Michael F. Goss, Ryan Israel and E. Stanley O’Neal for re-election, each for a one-year term that will expire at the 2016 annual meeting of stockholders of Platform. The Board of Directors has also nominated for election Wayne M. Hewett, President of Platform, who has served as a director since shortly after the acquisition of Arysta lifeScience Limited (“Arysta”) by Platform in February 2015. If elected, Mr. Hewett would also serve a one-year term that would expire at the 2016 annual meeting of stockholders. Each of our directors has consented to serve if elected.

Our Amended and Restated By-laws provide that directors are elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at any meeting of stockholders at which directors are to be elected and a quorum is present, except in the case of a contested election.  As set forth in our Amended and Restated By-laws, “a majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board of Directors exceeds the votes cast “against” such nominee.  In the event of a contested election, in accordance with our Amended and Restated By-laws, directors shall be elected by a plurality of the votes cast.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success.  Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with Platform’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director.  Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner.  Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appear on the following pages.

Martin E. Franklin Director Since 2013 Chairman Since 2013 Age: 50
Mr. Franklin has served as a director of Platform since April 28, 2013, and has served as Chairman since October 31, 2013.  Mr. Franklin is the founder and Executive Chairman of Jarden Corporation, a Fortune 500 broad-based consumer products company (“Jarden”).  Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he began service as Executive Chairman.  Mr. Franklin has experience serving on the boards of directors of private and public companies and is currently serving on the boards of Nomad Holdings Limited and Restaurant Brands International Inc. (“Restaurant Brands”).  He previously served on the board of Burger King Worldwide, Inc. (“Burger King”) from 2012 until its transaction with Tim Hortons, Inc. and the creation of Restaurant Brands in December 2014.  During the last five years, Mr. Franklin also served on the board of Liberty Acquisition Holdings Corp. until its business combination with Grupo Prisa in November 2010 and continued to serve on the board of Grupo Prisa until December 2013. In addition, Mr. Franklin also served on the board of directors of Kenneth Cole Productions, Inc. and GLG Partners, Inc. (f/k/a Freedom Acquisition Holdings, Inc.).  Mr. Franklin is also a director and trustee of a number of private companies and charitable institutions.  Mr. Franklin graduated from the University of Pennsylvania.

Qualifications: We believe Mr. Franklin’s qualifications to serve on our Board of Directors include his leadership, extensive experience as a member of other corporate boards and his knowledge of public companies.

Daniel H. Leever Director Since 2013 Vice Chairman Since 2013 Age: 66
Mr. Leever has served as a director of Platform since October 31, 2013.  Mr. Leever is currently the Chief Executive Officer and Vice Chairman of Platform.  Mr. Leever served as Chief Executive Officer, President and Vice Chairman of Platform from 2013 until 2015, and as Chief Executive Officer of MacDermid, Incorporated (“MacDermid”) from 1990 to 2013.  From 1998 to 2013, Mr. Leever served as Chairman of the Board of Directors of MacDermid.  From 1989 to 1990, Mr. Leever served as Senior Vice President and Chief Operating Officer of MacDermid.  Mr. Leever initially joined MacDermid as an employee in 1982.  Mr. Leever attended undergraduate school at Kansas State University and graduate school at the University of New Haven School of Business.

Qualifications: We believe Mr. Leever’s qualifications to serve on our Board of Directors include his extensive knowledge of MacDermid and his years of leadership at MacDermid.

Wayne M. Hewett Director since 2015 Age: 50
Mr. Hewett joined Platform as President in February 2015, and has served as a director of Platform since shortly after the acquisition of Arysta by Platform in February 2015. Prior to joining Platform, Mr. Hewett had served as President and Chief Executive Officer of Arysta since January 2010. Mr. Hewett joined Arysta in October 2009 as Chief Operating Officer. He served as a senior consultant to GenNx360, a private equity firm focused on sponsoring buyouts of middle market companies, from February 2009 to August 2009. Mr. Hewett served as Vice President, Supply Chain and Operations of General Electric Company (“GE”) from October 2007 to December 2008. Mr. Hewett served as President and Chief Executive Officer of Momentive Performance Materials, Inc., a global leader in silicones and advanced materials, from December 2006 to June 2007. From 2005 to December 2006, Mr. Hewett served as President and Chief Executive Officer of GE Advanced Materials, a global leader in providing a range of high-technology materials solutions that was renamed Momentive Performance Materials, Inc. after it was acquired by Apollo Management, a private equity firm. Prior thereto, Mr. Hewett’s career included more than 15 years with various international divisions of GE, including serving as the President of GE Plastics Pacific. Mr. Hewett, who has lived in Japan and in China, was also a member of GE’s Corporate Executive Council. Mr. Hewett serves on the board of directors of The Home Depot, Inc. since 2010 and served on the boards of directors of Ingredion Incorporated from 2010 to 2015 and Arysta from 2009 to 2015. Mr. Hewett holds Bachelor of Science and Master of Science degrees in industrial engineering from Stanford University.

Qualifications: We believe Mr. Hewett’s qualifications to serve on our Board of Directors include his executive experience, leadership and service on other corporate boards.

Ian G.H. Ashken Director Since 2013 Age: 54
Mr. Ashken has served as a director of Platform since October 31, 2013.  Mr. Ashken co-founded Jarden and serves as its Vice Chairman and President since June 2014.  Mr. Ashken also served as its Chief Financial Officer until June 2014 and as its Secretary until February 2007.  Mr. Ashken was appointed to Jarden’s board of directors in June 2001 and became its Vice Chairman, Chief Financial Officer and Secretary effective in September 2001.  Mr. Ashken is a director or trustee of a number of private companies and charitable institutions.  Mr. Ashken also served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc., between 1992 and 2000.  During the last five years, Mr. Ashken also served as a director of GLG Partners, Inc. (f/k/a Freedom Acquisition Holdings, Inc.) and Phoenix Group Holdings (f/k/a Pearl Group).

Qualifications: We believe Mr. Ashken’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Nicolas Berggruen Director Since 2013 Age: 53
Mr. Berggruen has served as a director of Platform since April 28, 2013.  Mr. Berggruen founded what became Berggruen Holdings Ltd in 1984 to act as the direct investment vehicle of what became the Nicolas Berggruen Charitable Trust.  Mr. Berggruen has served as the Chairman of Berggruen Holdings Ltd since its inception.  Mr. Berggruen is also the founder of the Berggruen Institute on Governance, an independent, nonpartisan think tank.  Mr. Berggruen has experience serving on the boards of private and public companies.  He served on the board of directors of Justice Holdings Limited from February 2011 until its business combination with Burger King in June 2012.  Mr. Berggruen also served on the board of directors of Liberty Acquisition Holdings Corp. from June 2007 until its business combination with Grupo Prisa, Spain’s largest media conglomerate, in November 2010, and continued to serve on the board of Grupo Prisa until March 2014.  Mr. Berggruen served on the board of directors of Liberty Acquisition Holdings (International) Company from January 2008 until its acquisition of Phoenix Group Holdings (f/k/a Pearl Group) in September 2009, Freedom Acquisition Holdings, Inc. from June 2006 until its acquisition of GLG Partners, Inc. in November 2007, and continued to serve on the board of GLG Partners, Inc. until February 2009.  Mr. Berggruen studied at l’Ecole Alsacienne before attending Le Rosey in Switzerland and obtained his B.S. in finance and international business from New York University.

Qualifications: We believe Mr. Berggruen’s qualifications to serve on our Board of Directors include his leadership, service on other corporate boards and financial management expertise.

Michael F. Goss Director Since 2013 Age: 55
Mr. Goss has served as a director of Platform since October 31, 2013. Mr. Goss retired from Bain Capital, LLC (“Bain Capital”) in December 2013 following 13 years with the firm in various senior managerial capacities, most recently as Managing Director and Head of Global Investor Relations. Mr. Goss joined Bain Capital in 2001 as Managing Director and Chief Financial Officer and in 2004, he assumed the additional role of Chief Operating Officer. Prior to joining Bain Capital, Mr. Goss was Executive Vice President and Chief Financial Officer of Digitas Inc., a global internet professional services firm, which he helped take public in March 2000. Prior to joining Digitas Inc., Mr. Goss was Executive Vice President and Chief Financial Officer, and a member of the board of directors of Playtex Products, Inc. Mr. Goss graduated from Kansas State University in 1981 with a BS in economics and received an MBA with Distinction from Harvard Business School in 1986.

Qualifications:  We believe Mr. Goss’s qualifications to serve on our Board of Directors include his leadership, executive experience, service on other corporate boards and financial management expertise.

Ryan Israel Director Since 2013 Age: 30
Mr. Israel has served as a director of Platform since October 31, 2013. Mr. Israel is currently a partner at Pershing Square Capital Management, L.P. (“Pershing Square”), a research intensive, fundamental value based investment firm based in New York City. Mr. Israel joined Pershing Square in March 2009, and is responsible for identifying, analyzing and monitoring current and prospective investment opportunities across a variety of industries. Before joining Pershing Square, Mr. Israel was an investment banker in the technology, media and telecom division at Goldman Sachs Group, Inc. Mr. Israel attended the Wharton School at the University of Pennsylvania, where he received a B.S. in Economics, with concentrations in Finance and Accounting.

Qualifications:  We believe Mr. Israel’s qualifications to serve on our Board of Directors include his extensive experience in business and management, including his experience identifying and analyzing potential investment opportunities.

E. Stanley O’Neal Director Since 2013 Age: 63
Mr. O’Neal has served as a director of Platform since October 31, 2013.  Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. (“Merrill Lynch”) until October 2007.  He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003.  Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998.  Mr. O’Neal has served as a director of Alcoa Inc., an aluminum manufacturing company, since January 2008 and is a member of its audit and governance and nominating committees.  Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission (the “SEC”)) from 2009 to September 2012.  Mr. O’Neal graduated from Kettering University in 1974 with a degree in industrial administration and received his MBA from Harvard Business School in 1978.

Qualifications:  We believe Mr. O’Neal’s qualifications to serve on our Board of Directors include his leadership, executive experience, service on other corporate boards and financial management expertise.

RECOMMENDATION OF THE BOARD OF DIRECTORS

PLATFORM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

II.             CORPORATE GOVERNANCE

Overview

Prior to our domestication to Delaware on January 22, 2014, we were a British Virgin Islands corporation with ordinary shares listed on the London Stock Exchange. In connection with our acquisition of MacDermid Holdings, LLC (“MacDermid Holdings”) on October 31, 2013 (the “MacDermid Acquisition”), we formed our Audit Committee, Compensation Committee and Nominating and Policies Committee. Our Common Stock began trading on the NYSE on January 23, 2014. Prior to the listing of our Common Stock on the NYSE, we were subject to and complied with the rules of the London Stock Exchange, but were not yet subject to the NYSE corporate governance listing standards.

Meetings

During 2014, the Board of Directors held a total of 12 meetings and acted by written consent 9 times.  During 2014, each then director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the period for which he was a director and (ii) the total number of meetings of all Board committees (each, a “Committee,” and collectively, the “Committees”) on which he served.  It is the policy of the Board of Directors to encourage its members to attend Platform’s annual meeting of stockholders.  Four of our then directors attended our last annual meeting of stockholders.

During 2014, the directors met in executive session 8 times. Martin E. Franklin, who was serving as non-executive lead director, scheduled and chaired each executive session held.

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company.  On December 16, 2013, the Board adopted a Board of Directors Governance Principles and Code of Conduct (the “Governance Principles”) which sets forth our governance principles relating to, among other things:

•	director independence;
•	director qualifications and responsibilities;
•	board structure and meetings;
•	management succession; and
•	the performance evaluation of our Board and Chief Executive Officer.

Our Governance Principles are available in the Investor Relations - Corporate Governance section of our website at www.platformspecialtyproducts.com.

Board Leadership Structure

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer and Chairman of the Board and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for Platform.  Currently, Platform separates the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for the day-to-day leadership and performance of Platform, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer, sets the agenda for and presides over the Board meetings.  In addition, Platform believes that the current separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance.  The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of Platform’s performance and governance standards.

Director Independence

Upon the listing of our Common Stock on the NYSE, the composition of the Board and the Committees became subject to the independence requirements set forth under the NYSE corporate governance listing standards, as well as the Governance Principles which have been adopted by the Board.  Under the NYSE corporate governance listing standards, a director qualifies as “independent” if the Board affirmatively determines that such director has no material relationship with the Company.  While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination.  In making each of these independence determinations, the Board has considered all of the information provided by each director in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us.

Based on information provided by each director concerning his background, employment and affiliations, we have determined that each of Ian G.H. Ashken, Nicolas Berggruen, Michael F. Goss, Ryan Israel and E. Stanley O’Neal is “independent” as this term is defined under the applicable rules and regulations of the SEC and the NYSE corporate governance listing standards.  In evaluating such independence, the Board specifically considered, among other things, their present employment and other direct or indirect affiliations or relationships between or with the Company.

Indemnification

We entered into Director and Officer Indemnification Agreements with each of our current directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.  Our certificate of incorporation, as amended, and Amended and Restated By-laws, provide that we will indemnify any of our directors and officers against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Involvement in Certain Legal Proceedings

No director, executive officer or person nominated to become a director or executive officer has, within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting his involvement in any type of business, securities or banking activities or practice; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer, affiliate, owner of record or beneficial owner of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

Board Committees

The Board has three standing Committees that were formed on October 31, 2013: the Audit Committee, the Compensation Committee and the Nominating and Policies Committee.  Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee setting forth the respective responsibilities of the Committees can be found under the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. Such information is also available in print to any stockholder who requests it through our Investor Relations department.  We will periodically review and revise the Committee charters.

Below is a summary of our membership information and committee structure:

Name	Audit Committee	Compensation Committee	Nominating and Policies Committee
Ian G.H. Ashken	X		X
Nicolas Berggruen		X	X*
Michael F. Goss	X*
Ryan Israel	X	X	X
E. Stanley O’Neal		X*
*  Chairman of applicable Committee

Audit Committee

Number of Meetings in 2014: Seven

Responsibilities.  On December 16, 2013, our Board adopted a written Audit Committee charter that governs the responsibilities of the Audit Committee.  The Audit Committee is responsible for, among other things:

•	overseeing our accounting and the financial reporting processes;
•	appointing and overseeing the audit of our independent registered public accounting firm (including resolution of disagreements between management and the independent auditor);
•
pre-approving all auditing services and permitted non-auditing services to be performed for us by our independent registered public accounting firm and approving the fees associated with such services;

•	reviewing interim and year-end financial statements with management and our independent auditors;
•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board;
•	reviewing complaints under and compliance with the Company’s Ethics Policy, Code of Ethics and Whistleblower Policy (each, as defined below); and
•	reviewing and approving all related-party transactions required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.  Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accountants.

Independence and Financial Expertise.  We have reviewed the background, experience and independence of the Audit Committee members and, based on this review, we have determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE corporate governance listing standards;
•	meets the enhanced independence standards for audit committee members required by the SEC; and
•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board has determined that each of Michael F. Goss, Chairman of the Audit Committee, and Ian G.H. Ashken qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee

Number of Meetings in 2014: Five

Responsibilities.  On December 16, 2013, our Board adopted a written Compensation Committee charter that governs the responsibilities of the Compensation Committee.  The Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of any executive succession plans;
•	reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer;
•
making recommendations to the Board with respect to compensation of other executive officers and providing oversight of management’s decisions concerning the performance and compensation of such executive officers;

•	reviewing on a periodic basis compensation and benefits paid to directors;
•
reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed to assure the effective representation of Platform’s stockholders; and

•	preparing a compensation committee report on executive compensation required by the SEC to be included in our annual proxy statement.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The Compensation Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and should be provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.

In 2014, our Compensation Committee consulted Towers Watson Pennsylvania Inc., a nationally-recognized compensation consulting firm (“Towers Watson”) and Hay Group, a global management consulting firm (“Hay Group”) with respect to the evaluation of Platform’s compensation plans and policies. For 2015, our Compensation Committee has retained Hay Group, as our independent compensation consultants.

Independence.  We have reviewed the background, experience and independence of the Compensation Committee members and based on this review, we have determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE corporate governance listing standards;
•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and
•	meets the enhanced independence standards for compensation committee members required by the SEC.

In addition, the Board has determined that each of E. Stanley O’Neal, Chairman of the Compensation Committee, Nicolas Berggruen and Ryan Israel is (i) independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(A)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in Section 303A.02(A)(ii), and (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service.

The Compensation Committee also reviewed the respective background, experience and independence of Towers Watson and Hay Group and, based on this review, has determined that both Towers Watson and Hay Group meet the independence requirements of the NYSE corporate governance listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who presently serve, or in the past year have served, on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships with Platform requiring disclosure under the SEC rules relating to certain relationships and related party transactions.

Nominating and Policies Committee

Number of Meetings in 2014: One

Responsibilities.  On December 16, 2013, our Board adopted a written Nominating and Policies Committee charter that governs the responsibilities of the Nominating and Policies Committee.  The Nominating and Policies Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;
•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;
•	reviewing the Board’s committee structure and recommending to the Board for approval directors to serve as members of each Committee;
•	developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;
•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and
•	reviewing director nominations submitted by stockholders, if any.

The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Policies Committee members or subcommittees.

Consideration of Director Nominees.  The Nominating and Policies Committee considers possible candidates for nominees for directors from many sources, including management and stockholders.  The Nominating and Policies Committee evaluates the suitability of potential candidates nominated by stockholders, if any, in the same manner as other candidates recommended to the Nominating and Policies Committee.

In making nominations, the Nominating and Policies Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.  In evaluating nominees, the Nominating and Policies Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while Platform does not have a formal, written diversity policy, the Nominating and Policies Committee will attempt to select candidates who will assist in making the Board a diverse body. Platform believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.

Independence.  We have reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, we have determined that each of Nicolas Berggruen, Chairman of the Nominating and Policies Committee, Ian G.H. Ashken and Ryan Israel meets the independence requirements of the NYSE corporate governance listing standards and SEC rules and regulations.

Codes of Ethics

On December 16, 2013, our Board adopted a written Business Conduct and Ethics Policy (the “Ethics Policy”) that establishes the standards of ethical conduct applicable to all our directors, officers and employees. The Ethics Policy addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements, and the process for reporting violations of the Ethics Policy, employee misconduct, conflicts of interest or other violations.

On March 26, 2014, our Board also adopted a written Code of Ethics for Senior Financial Officers (the “Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (collectively, the “Financial Officers”). The Code of Ethics defines additional specific requirements, beyond the Ethics Policy, to which the Financial Officers are bound. The Code of Ethics is designed to promote honest and ethical conduct, confidentiality, proper disclosure in Platform’s periodic reports and compliance with applicable laws, rules and regulations.

Copies of our Ethics Policy and Code of Ethics are publicly available in the Investor Relations section of our website at www.platformspecialtyproducts.com.  Any waiver of our Ethics Policy or Code of Ethics with respect to any Financial Officer, controller or persons performing similar functions may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.

Whistleblower Policy

On March 17, 2015, our Board also adopted an Incident Response and Whistleblower Policy (the “Whistleblower Policy”), which directs the Audit Committee to investigate complaints (received directly or through management) regarding, but not limited to, forgery or alteration of documents or files, fraudulent financial reporting, violation of the Platform’s conflict of interest policy, misappropriation or misuse of Platform’s resources, authorizing or receiving compensation for goods not received or services not performed, and/or authorizing or receiving compensation for hours not worked.

A copy of our Whistleblower Policy is publicly available in the Investor Relations - Corporate Governance section of our website at www.platformspecialtyproducts.com.

Certain Relationships and Related Transactions

Retaining Holder Securityholders’ Agreement

Immediately prior to the closing of the MacDermid Acquisition on October 31, 2013, each of Daniel H. Leever, Frank J. Monteiro, John L. Cordani and Michael V. Kennedy (each a “Retaining Holder”) executed a Retaining Holder Securityholders’ Agreement (each, a “RHSA”) with us pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for shares of common stock of Platform Delaware Holdings, Inc., one of our subsidiaries (the “PDH Common Stock”) at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation, and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the closing of the MacDermid Acquisition.  Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including each of Messrs. Leever, Monteiro, Cordani and Kennedy, contributed all or a portion of their MacDermid Holdings interests to Tartan Holdings, LLC, a then newly-formed Delaware limited liability company (“Tartan”), and Tartan agreed to receive the PDH Common Stock consideration in exchange for such MacDermid Holdings equity interests. As of the date hereof, 6,024,627 shares of PDH Common Stock are being indirectly held by Daniel H. Leever and related persons; 283,117 by Frank J. Monteiro; 69,246 by John L. Cordani and 20,338 by Michael V. Kennedy through their membership in Tartan.

Pursuant to the RHSA, each Retaining Holder agreed to not, without our prior consent, (i) sell, assign, transfer (including by operation of law), incur any liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, dispose of or otherwise encumber any PDH Common Stock received, (ii) deposit any PDH Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to PDH Common Stock that is inconsistent with the RHSA, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect transfer or other disposition of any PDH Common Stock or the economic interests thereunder; provided, that each Retaining Holder may transfer any PDH Common Stock, for a period of four years from the closing of the MacDermid Acquisition, to (A) its spouse or former spouse pursuant to a domestic relations order or similar court order upon the divorce of such Retaining Holder and his or her spouse, and (B) the Retaining Holder’s executors, administrators or testamentary trustees upon the death of such Retaining Holder; provided that, in each case, (a) such transfer does not violate any federal or state securities laws and (b) the respective transferee, as a condition to such transfer, agrees in writing to be bound by the terms and conditions of the RHSA.  Pursuant to the terms of each RHSA, each Retaining Holder further agreed not to transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a transfer of, 25% of the total shares of PDH Common Stock initially received by such Retaining Holder commencing on the first through the fourth anniversary of the closing of the MacDermid Acquisition.

Pursuant to the RHSA, for a period commencing with the MacDermid Acquisition on October 31, 2013, and continuing until the earlier of (a) the seventh anniversary of the MacDermid Acquisition or (b) such date on  which all shares of PDH Common Stock held by Tartan have been exchanged for shares of our Common Stock, Platform has agreed to, among certain other covenants, obtain the prior written consent of Tartan prior to issuing additional securities, or instruments convertible, exchangeable or exercisable for securities.

Pursuant to the RHSA, we filed with the SEC a registration statement registering the resale of our Common Stock issuable upon exchange of the PDH Common Stock promptly after the completion of Platform’s domestication into Delaware.  We have agreed to use our commercially reasonable efforts to keep such registration statement continuously effective until the earlier of (a) the date on which all of such Retaining Holder’s shares of our Common Stock have been sold, and (b) the date on which all of such Retaining Holder’s shares of our Common Stock may be sold pursuant to Rule 144 (without volume or other restrictions).

Since October 31, 2014, the shares of PDH Common Stock received by each Retaining Holder are convertible, at the option of the Retaining Holder, into shares of Common Stock, on a one-for-one basis (subject to adjustment). As of December 31, 2014, 134,044 shares of Common Stock were issued in connection with the exchange of PDH Common Stock.

Registration Rights Agreement

On November 7, 2013, we entered into a registration rights agreement with Pershing Square, on behalf of funds managed by Pershing Square (collectively, the “Pershing Square Funds”), pursuant to which we agreed to file a resale registration statement for the resale of the shares the Pershing Square Funds own from time to time promptly after becoming eligible to utilize a Form S-3.  Platform became eligible to file a registration statement on Form S-3 on January 23, 2015, and we initially filed a registration statement on February 2, 2015 as required by this registration rights agreement. This registration statement was amended on February 12, 2015 and was declared effective on February 20, 2015.  A partner of Pershing Square is a member of the Board of Directors.

On May 20, 2014, we completed a private placement (the “May Private Placement”) whereby Blue Ridge Limited Partnership (“BRLP”), a stockholder of more than 5% of our issued and outstanding Common stock, along with one of its affiliates, Blue Ridge Offshore Master Limited Partnership (“BROMLP”), purchased an aggregate 1,000,000 shares of our Common Stock issued in the May Private Placement, at a per share price of $19.00. In connection with the May Private Placement, we granted registration rights to each investor, including BRLP and BROMLP. Pursuant to these registration rights agreements, on May 23, 2014, we filed a registration statement to register the resale of all of the shares sold in the May Private Placement. Such registration statement was amended on June 13, 2014 and declared effective on June 19, 2014.

On October 8, 2014 and November 6, 2014, we completed an additional private placement (the “October/November Private Placement”) whereby BRLP and BROMLP purchased an additional aggregate 1,953,888 shares of our Common Stock, at a per share price of $25.59. In addition, Pershing Square, through the Pershing Square Funds, purchased 9,404,064 shares, at a per share price of $25.59. In connection with the October/November Private Placement, we entered into registration rights agreements with each investor, including BRLP, BROMLP and Pershing Square on behalf of the Pershing Square Funds. Pursuant to these registration rights agreements, on November 3, 2014, we filed a registration statement to register the resale of all of the shares sold in the October/November Private Placement, including the 9,404,064 shares issued to the Pershing Square Funds upon stockholder approval on November 6, 2014. Such registration statement was declared effective on November 10, 2014.

Support Agreements

In connection with the October/November Private Placement, on October 3, 2014, Platform entered into separate support agreements (the “Support Agreements”) with certain stockholders of Platform (the “Support Parties”) then holding, in the aggregate, approximately 28.5% of our Common Stock as of such date. The Support Parties included BRLP, BROMLP, Berggruen Acquisition Holdings IV Ltd, Daniel H. Leever, Mariposa Acquisition, LLC (“Mariposa”) and Wellington Management Company, LLP, as investment advisor to certain stockholders.

Martin E. Franklin, Platform’s Chairman of the Board, is the managing member of Mariposa. As of the date hereof, Mr. Franklin indirectly beneficially owns 61.32% of Mariposa.

Daniel H. Leever is currently the Chief Executive Officer and Vice Chairman of Platform and the sole director and manager of Tartan.  Mr. Leever is the sole manager of Tartan and, as of the date hereof, owns with related persons approximately 81.64% of Tartan. As of the date hereof, Tartan owns 7,378,750 shares of PDH Common Stock. Since October 31, 2014, the shares of PDH Common Stock are convertible, at the option of the holder, into a like number of shares of Common Stock. Accordingly, Mr. Leever and such related persons have a pecuniary interest in 6,024,627 shares of PDH Common Stock. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the PDH Common Stock.

Nicolas Berggruen is a director of the Company. As of the date hereof, Berggruen Holdings Ltd. (“BHL”), a British Virgin Islands business company and the Nicolas Berggruen Charitable Trust, a British Virgin Islands trust (the “NB Charitable Trust”) may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 10,871,740 shares of Common Stock. This amount consists of (i) 9,978,740 shares of Common Stock and (ii) 893,000 shares of our Series A Preferred Stock (the “Series A Preferred Stock”) that are convertible at any time at the option of the holder into the same number of shares of Common Stock. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by BHL. Mr. Berggruen is one of three directors of BHL. All of the shares of BHL are owned by the NB Charitable Trust. The trustee of the NB Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

Under their respective Support Agreements, each Support Party agreed to vote at our special meeting of stockholders held on November 6, 2014, all of the shares of Common Stock they beneficially owned as of the record date for the special meeting (i) in favor of the approval of a proposal to approve the issuance to the Pershing Square Funds of 9,404,064 shares of our Common Stock in the October/November Private Placement, and (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the special meeting is held.

Advisory Services Agreement

Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, LLC, an affiliate of Martin E. Franklin and Mariposa, Mariposa Capital, LLC provides certain advisory services to Platform and is entitled to receive an annual fee equal to $2.0 million, payable in quarterly installments. This agreement expired on October 31, 2014 and was automatically renewed for one-year. This agreement will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by Platform upon a vote of a majority of its directors. In the event that this agreement is terminated by Platform, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be. Platform incurred $2.0 million during the fiscal year 2014 under this agreement.

Additional Stock Issuances to our Founder Entities, Certain Directors and Certain Stockholders

On March 16, 2015, Mr. Alun Cathcart, a former director of Platform, exercised his five-year option to acquire 75,000 shares of our Common Stock, and such shares were issued on March 19, 2015. Mr. Cathcart was granted such option on April 23, 2013 (date of our inception). This option was fully vested and, upon our domestication into Delaware on January 22, 2014, became an option to acquire shares of our Common Stock.

On March 17, 2015, effective March 25, 2015, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to each of Michael F. Goss and E. Stanley O’Neal, directors of Platform, of 3,821 restricted stock units (“RSUs”) that will vest on March 17, 2016, provided that each of them continues to serve as a director of Platform through and on such vesting date.  Each RSU represents a contingent right to receive one share of Common Stock.

On December 31, 2014, the Board of Directors approved a stock dividend of 10,050,290 shares of our Common Stock with respect to Platform’s outstanding shares of Series A Preferred Stock then held by Mariposa and BAH IV. On January 2, 2015, Mariposa and BAH IV received an aggregate of 5,326,654  and 4,723,637 shares of Common Stock, respectively, as a dividend on their respective shares of Series A Preferred Stock (the “Series A Preferred Dividend”). On that same day, BAH IV distributed all of its shares of Common Stock (including the Series A Preferred Dividend shares) and Series A Preferred Stock to its members for no consideration. In connection with this distribution, BHL received 9,978,740 shares of Common Stock and 893,000 shares of Series A Preferred Stock.

As previously disclosed, holders of Series A Preferred Stock were entitled to receive a dividend for 2014 on the Series A Preferred Stock in the form of shares of Common Stock equal to 20% of the appreciation of the market price of common shares over the initial offering price of $10.00 multiplied by the total initial offering shares.  The dividend price was $22.85 (calculated based upon the average of the last ten trading days of the year’s volume weighted average share prices) (the “Dividend Price”) and the dividend amount was based on the volume weighted average price of $23.16 on December 31, 2014.  In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest Dividend Price previously used in calculating the Preferred stock dividends. The shares of Common Stock representing the Series A Preferred Dividend were issued on January 2, 2015.

On October 8, 2014, in connection with the October/November Private Placement, BRLP, BROMLP and the Pershing Square Funds, stockholders of more than 5% of our Common Stock, purchased an additional 1,289,566 and 664,322 and 9,404,064 shares of our Common Stock, respectively.

On July 31, 2014, we issued 4,621 shares of Common Stock to each of Michael F. Goss and E. Stanley O’Neal representing the settlement of an aggregate 9,242 RSUs, with each representing a contingent right to receive one share of Common Stock. Such RSUs had been granted by the Board to Michael F. Goss and E. Stanley O’Neal on March 6, 2014 and vested on June 12, 2014.

On May 20, 2014, in connection with the May Private Placement, BRLP and BROMLP, stockholders of more than 5% of our Common Stock, acquired an additional 751,500 and 248,500 shares of our Common Stock, respectively.

Policy Concerning Related Party Transactions

The Board of Directors has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee charter.  Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and Platform, or any subsidiary of Platform, and which is required to be disclosed under Item 404 of Regulation S-K under the Securities Act.  Following such review, the Audit Committee shall determine whether the particular transaction serves the best interest of the Company and its stockholders and whether such transaction should be approved.  For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder who beneficially own more than 5% of our issued and outstanding Common Stock, and immediate family members of any such persons.  In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction, as indicated in the policy set forth in the Audit Committee Charter.  No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person.

Board Role in Risk Management

The Board is actively involved in the oversight and management of risks that could affect Platform.  This oversight and management is conducted primarily through the Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees.  The Board, however, retains responsibility for general oversight of risks.  The Audit Committee is primarily responsible for overseeing Platform’s policies and procedures with respect to risk assessment and risk management. The other Committees consider the risks within their areas of responsibility.  The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Platform.

Director Compensation

Since October 31, 2013, all non-executive directors are entitled to an annual fee of $50,000, paid quarterly.  Members of any of our Committees are entitled to an additional annual fee of $2,000.  The chairman of our Audit Committee is entitled to an additional $10,000 annual fee, and each of the chairmen of our Compensation Committee and Nominating and Policies Committee is entitled to an additional $7,500 annual fee.  In addition, certain non-executive directors are granted annually a number of RSUs equal to $100,000 at the date of issue.  Unless indicated otherwise in the applicable RSU agreement, such RSUs will vest on the date of the following year’s annual meeting or not later than 13 months from the date of issuance.

Messrs. Goss and O’Neal receive compensation for their respective services on the Board.  Messrs. Ashken and Israel waived their fees related to their directorship in 2014. Neither Mr. Franklin nor Mr. Berggruen, who serve as our founder directors, nor Mr. Leever or Mr. Hewett, who serve as our Chief Executive Officer and President, respectively, is entitled to receive any additional compensation for their services as directors.  Information regarding executive compensation of our named executive officers for 2014 is set forth under the “2014 Summary Compensation Table” below. Fees indicated in the table below are payable quarterly in arrears.  In addition, all of the directors are entitled to be reimbursed by Platform for travel, hotel and other expenses incurred by them in the course of their directors’ duties relating to Platform.

The following table sets forth information regarding the compensation of our current directors for 2014:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Martin E. Franklin	—	—	—	2,000,000	2,000,000
Daniel H. Leever	—	—	—	—	—
Wayne M. Hewett(1)	—	—	—	—	—
Ian G.H. Ashken	—	—	—	—	—
Nicholas Berggruen	—	—	—	—	—
Michael F. Goss	60,000	100,000	—	—	160,000
Ryan Israel	—	—	—	—	—
E. Stanley O’Neal	57,500	100,000	—	—	157,500
__________________

(1)	Mr. Hewett was appointed director of Platform shortly after the acquisition of Arysta by Platform in February 2015.

(2)	The amounts shown include the annual non-executive director fee and additional Committee and Committee chair fees for all directors.

(3)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2014 computed in accordance with FASB ASC Topic 718.  3,821 RSUs were granted by the Board to each of Messrs. Goss and O’Neal on March 17, 2015, effective March 25, 2015, in connection with their directors’ duties during fiscal year 2014.  For complete beneficial ownership information relating to our directors, see “Security Ownership.”  For additional information on the valuation assumptions regarding the fiscal 2014 grants, refer to Note 6 in our financial statements for the fiscal year ended December 31, 2014, which is included in our annual report on Form 10-K filed with the SEC on March 30, 2015.

(4)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  There was no options granted in 2014 and no director has any unexercised options (vested or unvested) as of December 31, 2014.  For complete beneficial ownership information relating to our directors, see “Security Ownership.”

(5)
Represents fees paid to Mariposa Capital, LLC, an affiliate of Martin E. Franklin, pursuant to the Advisory Services Agreement. See “Certain Relationships and Related Transactions” in this Proxy Statement.

(6)
Platform entered into Director and Officer Indemnification Agreements with each of its current directors and officers. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.

(7)	The following table sets forth the aggregate number of RSUs and unexercised stock options outstanding at December 31, 2014 for each of our directors:

Name	Aggregate Number of Restricted Shares Outstanding at December 31, 2014		Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2014
Martin E. Franklin	—		—
Daniel H. Leever	—		—
Wayne M. Hewett	—	(1)	—
Ian G.H. Ashken	—		—
Nicholas Berggruen	—		—
Michael F. Goss	—	(2)	—
Ryan Israel	—		—
E. Stanley O’Neal	—	(2)	—
______________________________

(1)
Does not include 213,402 RSUs granted by the Board to Mr. Hewett as of February 16, 2015 in connection with its employment as President of Platform.  Mr. Hewett was appointed director of Platform shortly after the acquisition of Arysta by Platform in February 2015.

(2)	Does not include 3,821 RSUs granted by the Board to each of Messrs. Goss and O’Neal on March 17, 2015 in connection with their directors’ duties during fiscal year 2014.

III.           EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is a list of all our executive officers as of April 10, 2015.  Biographical information with respect to Daniel H. Leever and Wayne M. Hewett is set forth above under “PROPOSAL 1 – ELECTION OF DIRECTORS.” Biographical information with respect to Frank J. Monteiro, Benjamin Foulk, Benjamin Gliklich, Robert L. Worshek, John L. Cordani, Michael V. Kennedy and David A. Jacoboski is included in Part I, Item 1, “Executive Officers” in our annual report on Form 10-K filed with the SEC on March 30, 2015.

Name	Age	Title

Daniel H. Leever	66	Chief Executive Officer and Vice Chairman
Wayne M. Hewett	50	President
Frank J. Monteiro	45	Senior Vice President and Chief Financial Officer
Benjamin Foulk	45	Senior Vice President – Human Resources
Benjamin Gliklich	30	Vice President – Corporate Development, Finance and Investor Relations
Robert L. Worshek	44	Vice President and Chief Accounting Officer
John L. Cordani	52	Vice President – Legal and Secretary
Michael V. Kennedy	53	Vice President – Tax
David A. Jacoboski	46	Corporate Treasurer

IV.           EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis provides information regarding the objectives and components of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2014 were:

•	Daniel H. Leever, Chief Executive Officer and Vice Chairman;
•	Frank J. Monteiro, Senior Vice President and Chief Financial Officer;
•	Robert L. Worshek, Vice President and Chief Accounting Officer;
•	John L. Cordani, Vice President – Legal and Secretary; and
•	Michael V. Kennedy, Vice President – Tax.

Our Compensation Committee has overall responsibility for the compensation program for our named executive officers. Members of the Compensation Committee are appointed by the Board and our Compensation Committee consists entirely of independent directors, as defined under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Executive Summary

2014 Non-Financial Performance

In 2014 and early 2015, Platform has announced and completed three acquisitions in the agrochemical industry, which brought together leading niche providers of seed treatment and agrochemical products. The strategic combinations advanced the Company’s revenue position, strengthened customer demand, enhanced our product portfolio, broadened our customer base, improved our cost structure, and provided greater financial flexibility and stability. The Company also acquired a significant pool of talented employees with expertise in our industry and markets. We believe we now offer one of the most comprehensive, global line-ups of both traditional and non-traditional crop solutions under the common umbrella of our AgroSolutions segment.

2014 Financial Performance

Our achievements began translating into market value and stock price improvements. Our stock price increased from $14.90 on January 23, 2014 (first day of trading of our Common Stock on the NYSE) to $23.22 on December 31, 2014, reflecting a total stockholder return of 55%. In addition, our net sales grew to $843 million in 2014, an increase of 13% over our combined prior year sales. On an organic basis, net sales from MacDermid rose 1.2% to $755.2 million.

Compensation Highlights

We are committed to maintaining executive compensation programs that promote a pay-for-performance culture in order to attract and retain talented executives who are incentivized to create long-term value for our stockholders. We believe our pay-for-performance culture has aligned our management's interests with those of our stockholders and yielded strong results for our stockholders.

Our Compensation Committee believes that the compensation package designed for Platform’s management, including its executive officers, has effectively motivated key management to drive the operating and financial performance outlined above and resulted in the creation of stockholder value that has out-performed relevant market, industry and company benchmarks.

Introduction

The Compensation Committee establishes the base salaries and other compensation of our executive officers, including our Chief Executive Officer, Chief Financial Officer and other named executive officers. The Compensation Committee consists of three independent directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Compensation Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Compensation Committee and any of our executive officers. The Compensation Committee operates under a written charter adopted by the Board that is available under the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com.

The Compensation Committee has approved an executive compensation philosophy and objectives for the Company, which are described below:

Executive Compensation Philosophy and Objectives

The Compensation Committee continued to examine and refine our compensation philosophy, objectives and strategy throughout the fiscal year as part of our ongoing efforts to establish and maintain “best practice” in this area and corporate governance in general. The Compensation Committee's guiding principle is to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company's growth and success, both operationally and strategically, and to motivate the executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. This principle guides the design and administration of compensation and benefits programs for the Company's named executive officers, other executives and the general workforce.

Platform’s total executive compensation package is designed to allow the Company to attract, motivate, and retain top-quality executives. Most of our compensation components simultaneously fulfill one or more of these principles and objectives. These components consist of (1) base salary, (2) annual cash incentive compensation, (3) long-term incentive cash and equity compensation, and (4) limited perquisites and other benefits. We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. The levels of compensation at competitive companies, derived from compensation surveys provided by outside consultants, as well as other factors such as the Company’s performance, growth and relative stockholder return, achievement of specific financial goals, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past, are used for comparison in establishing the Company’s overall compensation plan for certain executive officers.

 Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Elements of the Company’s Compensation Program

The primary components of the Company’s executive compensation program, the reasons why the Company uses them and certain of their characteristics are outlined below:

Component	Purpose	Characteristics
Base Salary	To reflect both the role and responsibility of the executive officer, consistent with competitive market data, and the individual performance of such executive officer	Fixed cash compensation

Annual Cash Incentive Compensation	To incentivize management to achieve the annual corporate financial and strategic goals set by the Board	Performance-based and variable cash bonus opportunity

Long-Term Incentive Compensation	To incentivize management to achieve longer-term corporate and stock price appreciation goals set by the Board and ensure management's interests are aligned with stockholders' interests
Performance-based cash and equity compensation with variables based on performance

Performance metrics for long-term incentive cash and equity awards are different from those used for the annual cash incentive compensation program

Limited Perquisites and Other Benefits	To provide other benefits competitive with market and encourage appropriate attention to health and security	May include 401(k) plan, life and long-term disability insurance, and/or specified use of private aviation

Additional details on each element of our compensation program are outlined below:

Base Salary

 In general, base salaries for our named executive officers are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account such executive officer’s qualifications, experience and prior salary. Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries are based on the scope of a named executive officer’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer's current salary, equity ownership and the amounts paid to a named executive officer's peers inside our Company by conducting an internal analysis, which compares the pay of each named executive officer to other members of the management team. Base salaries are also benchmarked against the practices of peer companies and reviewed, from time to time, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

The actual base salary earned by each named executive officer during fiscal year 2014 is set forth in the “2014 Summary Compensation Table” below.

Annual Cash Incentive Compensation

Our annual cash incentive bonus program for 2014 (the “Performance Compensation Plan”) is designed to give the Board discretion and flexibility in designing incentive compensation packages to align the goals of management with those of our stockholders and to motivate executive officers and key employees to improve the operations of the Company, thereby maximizing stockholder value.

To be considered for annual performance-based cash compensation, Platform had to first meet the predetermined target level for adjusted earnings per share (“EPS”), which serves as a balanced indicator of sustained stockholder value, or no annual performance-based compensation would be granted to participants. The Compensation Committee believes the evaluation of executive performance based on this measure provides an incentive for individual executives to perform in the best interests of our stockholders.

The 2014 goals, which were based on MacDermid's results, were a target EPS of $0.73 and a stretch EPS of $0.80 based on an adjusted number of outstanding shares of 132,500,000. Considering the Company’s acquisitions in 2014 and an adjusted number of outstanding shares of 193,100,000 at year end, the EPS target and EPS stretch levels were revised to $0.50 and $0.55, respectively. Once the Company has achieved the target EPS or the stretch EPS, each of our executive officers is eligible to receive annual performance-based cash compensation equal to a percentage of their respective annual salaries.  Whether an individual received such cash compensation depended upon whether various financial performance and corporate performance metrics tied to each individual’s responsibilities were satisfied, and whether certain strategic projects were completed.

For 2014, if the EPS target level was reached, each of Messrs. Leever, Monteiro, Worshek, Cordani and Kennedy would become eligible for annual performance-based cash compensation equal to 100%, 75%, 50%, 50% and 50% of his salary, respectively. If the EPS stretch level was reached, each of Messrs. Leever, Monteiro, Worshek, Cordani and Kennedy would become eligible for annual performance-based cash compensation equal to 200%, 125%, 75%, 75% and 75% of his salary, respectively.

In 2014, Platform achieved an EPS of $0.57, which exceeded the adjusted EPS stretch level.

Mr. Leever then recommended each individual’s compensation (other than his own) based upon an evaluation of each individual’s overall performance and contributions over the prior year with respect to satisfying corporate performance metrics (e.g., corporate year-end tax rate, etc.) and completing strategic projects.  Mr. Leever’s recommendations were reviewed by the Compensation Committee and the Board, which retained final discretion in determining the amount of any compensation actually paid.

As a result, a payout of compensation of $1.7 million for Mr. Leever, $526,040 for Mr. Monteiro, $325,000 for Mr. Worshek, $343,000 for Mr. Cordani and $293,008 for Mr. Kennedy was awarded in 2014.  Messrs. Worshek, Cordani and Kennedy received higher cash compensation than the percentages indicated above would provide to reflect other performance factors related to 2014.

Long-Term Incentive Compensation

We use long-term cash and equity awards, both time-based and performance-based, as our long-term incentive compensation vehicles. These are comprised of cash awards and performance-based restricted stock units (RSUs). Awards are typically made in the first quarter of the fiscal year, in connection with other annual compensation decisions.

Cash Incentive Awards

We believe that long-term cash awards incentivize management to achieve longer-term corporate and stock price appreciation goals set by the Board, while ensuring management's interests are aligned with stockholders' interests.

Long-term incentive cash awards are granted by the Board on a discretionary basis, and depend upon various financial performance and corporate performance metrics tied to each executive officer’s responsibilities.  In general, such time-based compensation depends on whether a certain EBITDA target is met for any fiscal year during a measurement period and/or whether the price per share of our Common Stock reaches a certain share price target.  The EBITDA target and the share price target remain in all circumstances subject to potential adjustments by the Compensation Committee.

Equity Incentive Awards

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel and returns realized by the stockholders. We expect our executive officers and other key management personnel to be and remain substantial stockholders in the Company and retain a significant portion of any equity awards after those awards have vested.

Our Amended and Restated 2013 Incentive Compensation Plan (the “2013 Plan”) was ratified by the Company’s stockholders at the 2014 annual meeting held on June 12, 2014. Pursuant to the 2013 Plan, the Board may issue to employees, officers, directors, consultants, independent contractors and advisors of the Company and its subsidiaries stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards.  Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Compensation Committee. The specific types and size of awards to be granted and the terms and conditions of such awards are determined by the Compensation Committee subject to the provisions of the 2013 Plan.

Because vesting is time-based and subject to continued employment, our cash- and equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the retention value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. The Compensation Committee retained full discretion to set the grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee, in consultation with the Board of Directors, generally considers, among other things:

•	the Company and individual performance;
•	the executive officer’s current and expected future contributions to the Company;
•	the effect of a potential award on total compensation and pay philosophy; and
•	internal pay equity relationships.

Our long-term compensation program for executive officers primarily focuses on grants of performance-based RSUs. This strategy was implemented to balance the Compensation Committee's interest in (i) focusing executive officers on long-term metrics that create sustained stockholder value, (ii) more efficiently aligning long-term incentive costs with perceived value, (iii) attracting and retaining talent, and (iv) remaining competitive with market changes and compensation practices.

Vesting of RSUs is typically based on our results during a given performance period as measured by EBITDA performance, EPS and/or the increase in the price of our Common Stock on the NYSE. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals, and our belief that achieving or exceeding these goals should result in sustained increases to stockholder value over the longer-term.

The Compensation Committee may from time to time grant supplemental time or performance vesting RSUs to employees, including executive officers. These grants are typically made to attract new executives, as a retention device for current executives or to promote specific strategic initiatives determined by the Compensation Committee or the Board of Directors. Such awards typically vest over three to seven years.

The Compensation Committee considers several factors when establishing the size of supplemental long-term compensation grants to executive officers, including long-term incentive compensation awarded within comparator groups, the number of unvested stock-based awards held by the executive, the executive's performance during the prior year and the executive's expected contribution to our long-term performance. In addition, certain of the Company’s acquisitions include earn-outs payable on achieving post-acquisition performance targets. These earn-out targets are taken into account by the Compensation Committee in determining the appropriate level of long-term incentives for executives. The Compensation Committee also considers the expected stockholder dilution and accounting cost attributable to our long-term incentive programs in establishing the total number of shares of Common Stock we make available through RSUs.

In 2014, Mr. Worshek was granted 15,000 RSUs concurrent with his appointment as Vice President and Chief Accounting Officer on August 5, 2014. Such RSUs vest on the date on which Platform files its financial statements on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of Common Stock.

Limited perquisites and other benefits

Executive officers may participate in other employee stock and benefit plans generally available to all employees on the same terms as similarly situated employees.

Our Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan (the “ESPP”) was ratified by the Company’s stockholders at the 2014 annual meeting held on June 12, 2014.  The purpose of the ESPP is to (i) provide eligible employees of Platform (or any subsidiary or affiliate that has been designated by the administrator to participate in the plan) a convenient method of becoming stockholders of Platform, (ii) encourage employees to work in the best interests of Platform’s stockholders, (iii) support recruitment and retention of qualified employees, and (iv) provide employees an advantageous means of accumulating long-term investments.  We believe that employees’ participation in the ownership of the business will be to the mutual benefit of both the employees and Platform. As of the date hereof, no named executive officers participate in the ESPP.

Effective January 1, 2014, all of our domestic employees, including our named executive officers, are also eligible to participate in our Platform Specialty Products Employee Savings & 401(k) Plan (the “PSP 401(k) Plan”). Pursuant to the PSP 401(k) Plan, all employees may elect to contribute a portion of their current compensation to the PSP 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The PSP 401(k) Plan provides the options for the Company to make match contributions, non-elective contribution or profit sharing contributions.  In 2014, we matched 50% of the first 6% of the employee's eligible deferral.  In addition, a non-elective contribution of 3% of eligible compensation of 2014 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year.  There were no profit sharing contributions for 2014.  For complete information relating to the Company’s contributions to each named executive officer pursuant to the PSP 401(k) Plan, see “2014 Summary Compensation Table.”

Other benefits, such as basic health benefits, life insurance, paid time off, matching charitable gifts and tuition reimbursement, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees. In addition, Mr. Leever, Chief Executive Officer of Platform, for security purposes, is required to use a private corporate aircraft for personal and business-related air travel unless a private aircraft is not reasonably available. If a private aircraft is not reasonably available, he is entitled to first class air travel for business-related travel.

From time to time, the Board has provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

 Role of Executives in Executive Compensation Decisions

The Compensation Committee generally seeks input from Mr. Leever, Chief Executive Officer of Platform, when discussing the performance of and the compensation levels for the other named executive officers. Our Compensation Committee also works with Mr. Monteiro, Chief Financial Officer of Platform, in evaluating the financial, accounting, tax and retention implications of our various compensation programs. The Compensation Committee then makes recommendations regarding executive compensation to the Board of Directors, which includes Mr. Leever, for approval by the Board of Directors. Mr. Leever and Mr. Monteiro do not play any role in setting their own compensation.

Platform believes that Mr. Leever is in the best position to assess performance of our other named executive officers. However, decisions about individual compensation elements, including those related to Mr. Leever, are ultimately recommended by the Compensation Committee and approved by the non-management members of the Board using its judgment, focusing primarily on the executive officer’s performance and Platform’s overall performance.

Termination-Based Compensation

Each of Messrs. Leever, Monteiro and Cordani has a severance agreement.

If Mr. Leever is involuntarily terminated without cause at any time, he will be paid severance equal to two years base salary, based upon the then most recent one year period, and two years’ target bonus based upon the then current and applicable bonus plan as approved by our Board of Directors.

If either Mr. Monteiro or Mr. Cordani is involuntarily terminated within two years following the MacDermid Acquisition, he will be paid severance equal to two years’ base salary and cash bonus, based upon the then most recent two-year period. Otherwise, if either Mr. Monteiro or Mr. Cordani is involuntarily terminated without cause, he will be paid a severance equal to one year’s base salary, based upon the then most recent year period.

Use of Consultants and Other Advisors

The Compensation Committee retains outside compensation and benefits consulting firms from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters.  In 2014, the Compensation Committee consulted Towers Watson and Hay Group in connection with its responsibilities related to the Company’s executive officer and Board of Director compensation programs. Such consultants’ responsibilities to the Compensation Committee included:

•	meet with the Compensation Committee to discuss the Company’s business strategy, competitive challenges, management processes and pay philosophy;

•
develop comparative market data and a peer group to establish a competitive market against which the Company can evaluate the competitiveness and structure of its current executive compensation program;

•	analyze the Company’s current short- and long-term compensation programs and evaluate the Company’s compensation against the Company’s performance; and

•	review and evaluate current employment terms for the Company’s executive officers.

In connection with such responsibilities, the Compensation Committee had directed Towers Watson and Hay Group to work with members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. Such consultants also met with the Compensation Committee during the Compensation Committee’s regular meetings and in executive sessions where no members of management were present, and with the Compensation Committee chair and other members of the Compensation Committee outside of the regular meetings. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm. The Company participated in compensation surveys to conduct a competitive compensation analysis including marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long-term incentive award level, target total direct compensation, and actual total direct compensation rates.

As part of the Company’s evaluation of Towers Watson and Hay Group, the Compensation Committee considered the following independence factors: (i) that no other services were provided to us by Towers Watson or Hay Group, (ii) the fees paid by the Company as a percentage of Towers Watson’s or Hay Group’s respective total revenues, (iii) policies and procedures of Towers Watson and Hay Group that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Towers Watson’s or Hay Group’s advisor for the Company and a member of the Compensation Committee, (v) any business or personal relationship of Towers Watson or Hay Group, or their respective senior advisors, with the Company and/or a Company’s executive, and (vi) any Company’s securities owned by the senior advisors of either Towers Watson or Hay Group. The Compensation Committee discussed these considerations and concluded that the work performed by Towers Watson and Hay Group and their respective senior advisors involved in the engagement did not raise any conflict of interest and that both are independent under the Compensation Committee’s charter and applicable rules and regulations of the SEC and the NYSE Listed Company Manual.

In 2014, the peer group developed by Platform with the assistance of Towers Watson includes the following companies:

Ashland Inc.	H.B. Fuller Company
Celanese Corporation	International Flavors & Flagrances Inc.
Chemtura Corporation	OMNOVA Solutions Inc.
Cytec Industries Inc.	PolyOne Corporation
Dow Corning Corporation	PPG Industries, Inc.
Ecolab Inc.	Sigma-Aldrich Corporation
Evonik Industries	W.R. Grace and Company

For 2015, the Compensation Committee has retained Hay Group as the Company’s independent compensation consultants to assist it further with a comprehensive evaluation of its methodology for selecting and utilizing peer companies and to receive further guidance with respect to its executive compensation programs.

The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salaries or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. The information from outside consultants regarding pay practices at other companies has been provided to the Compensation Committee as a resource for its deliberations for executive compensation decisions and is useful in at least two respects. First, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our compensation programs. Although we do not target executive compensation to any peer group median, we strive to provide a compensation package that is competitive in the market and rewards each executive’s performance in executing the strategic and financial goals of the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a federal income tax deduction to public corporations for compensation greater than $1.0 million paid for any fiscal year to the corporation’s five named executive officers. Our Compensation Committee has adopted a policy that states, where reasonably practicable, that the Compensation Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m) of the Code. The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) of the Code when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent.

Policy on Stock Trading and Hedging

Executive officers and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company's securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive's risk inherent in owning our stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with the Company’s Insider Trading Policy and all other applicable insider trading rules.

Recent Compensation Highlights

On March 16, 2015, the Board granted 9,553 RSUs to Frank J. Monteiro, our Chief Financial Officer; 10,012 RSUs to Benjamin Foulk, our Senior Vice President – Human Resources; 9,553 to Benjamin Gliklich, our Vice President – Corporate Development, Finance and Investor Relations; and 3,821 RSUs to John L. Cordani, our Vice President – Legal and Secretary. Such RSUs will vest on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform’s EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our Common Stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to potential adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of Common Stock.

On March 17, 2015, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to each of Michael F. Goss and E. Stanley O’Neal, directors of Platform, of 3,821 RSUs that will vest on March 17, 2016, provided that each of them continues to serve as a director of Platform through and on such vesting date.  Each RSU represents a contingent right to receive one share of our common stock.

On April 2, 2015, we entered into an employment agreement with Wayne M. Hewett, our President. The employment agreement provides Mr. Hewett with the following compensation and benefits:

•	An annual base salary of $900,000.00, paid in monthly installments, subject to periodic review and adjustment by the Compensation Committee;

•
An annual cash bonus of 100% of Mr. Hewett’s base salary if certain “target” goals are met or 200% of Mr. Hewett’s base salary if certain “stretch” goals are met, in accordance with our Performance Compensation Plan, subject to periodic review and adjustment by the Compensation Committee;

•	213,402 RSUs pursuant a separate restricted stock unit agreement dated as of April 2, 2015 (the “RSU Agreement”);

•	A long-term cash bonus award pursuant to a separate long-term cash bonus award agreement, dated as of April 2, 2015 (the “LTCB Agreement”), of $25.0 million (the “LTCB Bonus”); and

•	Employee benefits consistent with those employee benefit plans provided to other senior executives of Platform.

Pursuant to the RSU Agreement, Mr. Hewett’s RSUs, granted as of February 16, 2015, will vest on March 31, 2017, only if certain conditions are satisfied, including Mr. Hewett’s continuous active employment with Platform on such date. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of Platform’s common stock.

Pursuant to the LTCB Agreement, Mr. Hewett was granted the right to receive upon vesting the LTCB Bonus of $25.0 million. Subject to Mr. Hewett’s continuous active employment with Platform through and on March 15, 2020, this grant will vest as follows: (i) 50% on March 15, 2020, if and only if a certain EBITDA target (the “EBITDA Target”) is met for any fiscal year of Platform during the period beginning December 31, 2015 and ending December 31, 2019, and (ii) 50% on March 15, 2020, if and only if our Common Stock meets or exceeds a certain share price target (the “Share Price Target”). The EBITDA Target is subject to appropriate and equitable adjustments by the Compensation Committee to reflect any subsequent acquisition, divestiture or other corporate reorganization of Platform or any of its Related Entities (as defined in the 2013 Plan) in accordance with the terms of the LTCB Agreement. The Share Price Target is also subject to appropriate and equitable adjustments by the Compensation Committee in the event our Common Stock is no longer publically traded.

In the event Mr. Hewett’s employment is terminated by the Company or by Mr. Hewett on or prior to March 31, 2017, then the Company will pay to Mr. Hewett a termination bonus of $5.0 million (less applicable withholdings and employment taxes). The RSUs granted under the RSU Agreement and the LTCB Bonus shall be forfeited immediately upon such payment.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

E. Stanley O’Neal
Nicolas Berggruen
Ryan Israel

April 10, 2015

2014 Summary Compensation Table

Daniel H. Leever and Frank J. Monteiro were executive officers of MacDermid Holdings as of December 31, 2012.  Upon completion of the MacDermid Acquisition, Messrs. Leever and Monteiro became executive officers of Platform. John L. Cordani served as Corporate Secretary of Platform, Vice President and General Counsel of MacDermid until May 3, 2014 when he became an executive officer of Platform. Michael V. Kennedy acted as Vice President of Tax of MacDermid until May 3, 2014 when he also became executive officer. Robert L. Worshek was appointed executive officer on August 5, 2014.

The following table summarizes the compensation earned by these persons for the fiscal year ended December 31, 2014, and, with respect to Messrs. Leever, Monteiro, Cordani and Kennedy, (i) for the fiscal year ended December 31, 2013 (which includes compensation paid by MacDermid for the period of January 1, 2013 through October 31, 2013 and by Platform for the period of November 1, 2013 through December 31, 2013), and (ii) for their services to MacDermid for the fiscal year ended December 31, 2012.  The MacDermid board of directors was responsible for all decisions regarding compensation until the MacDermid Acquisition.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Daniel H. Leever, Chief Executive Officer and Vice Chairman	2014 2013 2012	850,000 843,750 818,750	--- 2,500,000(2) 43,416(3)	--- --- ---	1,700,000 1,700,000 825,000	439,211 363,590 111,978	25,733 9,233 3,564	3,014,944 5,416,573 1,802,708

Frank J. Monteiro, Senior Vice President and Chief Financial Officer	2014 2013 2012	403,086 337,462 293,475	250,000 600,000 (2) 12,529(3)	--- --- ---	526,040 352,430 200,000	155,911 29,470 121,503	9,984 1,080 1,080	1,345,021 1,320,442 628,587

Robert L. Worshek, Vice President and Chief Accounting Officer	2014 2013 2012	208,334 --- ---	425,400(4) --- ---	--- --- ---	325,000 --- ---	--- --- ---	3,517 ---	962,249 --- ---

John L. Cordani, Vice President – Legal and Secretary	2014 2013 2012	337,384 316,274 309,700	100,000 300,000(2) 3,685(3)	--- --- ---	343,000 240,000 114,060	285,242 — 219,894	8,818 1,080 1,080	1,074,444 857,354 648,419

Michael V. Kennedy, Vice President – Tax	2014 2013 2012	284,807 258,926 253,545	--- 100,000 ---	--- --- ---	293,008 195,152 114,285	100,607 18,448 77,741	7,673 1,080 1,080	686,095 573,606 446,651

(1)	The amounts disclosed in this column represent annual base salary. These amounts were not reduced to reflect the covered persons’ elections to defer receipt of salary.

(2)
These amounts represent the fair value of the Class C Junior Share awards made to the covered persons by the MacDermid board.  For information relating to the assumptions made in determining the fair value of the Class C Junior Share awards, which are liability-classified awards, see Note 6 in our financial statements for the fiscal year ended December 31, 2014, which is included in our annual report on Form 10-K filed with the SEC on March 30, 2015.  The performance conditions of the Class C Junior Shares were satisfied upon completion of the MacDermid Acquisition and the vesting of the remaining unvested shares accelerated.  As a result, the Class C Junior shares settled upon completion of the MacDermid Acquisition and the full liquidated value of the Class C Junior Shares, set forth in the table above, was paid to the covered persons.

(3)
These amounts represent the fair value of awards made by the MacDermid board.  For information relating to the assumptions made in determining the fair value of such awards, see Note 6 in our financial statements for the fiscal year ended December 31, 2014, which is included in our annual report on Form 10-K filed with the SEC on March 30, 2015.

(4)
Corresponds to the grant date fair value of the 15,000 RSUs awarded to Mr. Worshek upon his appointment as Vice President and Chief Accounting Officer. Each RSU represents a contingent right to receive one share of Common Stock and will vest on the date on which Platform files its financial statements in its annual report on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

(5)	A discussion of the terms of our Performance Compensation Plan is set forth in the Compensation Discussion and Analysis included herein.

(6)
We maintain an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers, which is a non-qualified deferred compensation plan under which the covered persons are entitled to participate. The amounts shown in this column represent the aggregate change in the actuarial present value of accumulated benefits under all MacDermid defined benefit plans.

(7)
The amounts disclosed in this column for 2014 consist of the following:

Mr. Leever: Company-provided premiums for a company-sponsored life insurance program, $1,080; the Company’s contribution on the PSP 401(k) Plan, $7,800; and deemed compensation related to personal use of Platform’s aircraft, valued at $16,853.  During 2014, Mr. Leever was, on occasion, accompanied by family members when flying on business in the Company’s aircraft.  Platform did not incur any incremental costs associated with this perquisite.  Incremental costs are typically calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the aircraft for the year. Since the aircraft is used mainly for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, exterior paint, other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. It is Platform’s policy to ask Mr. Leever to reimburse the Company for any personal use of the aircraft.  For 2014 and 2013, Mr. Leever reimbursed $250,000 and $172,890, respectively, for his personal use of the aircraft.

Mr. Monteiro: Company-provided premiums for a company-sponsored life insurance program, $1,080; the Company’s contribution on the PSP 401(k) Plan, $7,800; and one-off deemed compensation related to personal use of Platform's aircraft, valued at $1,104.

Mr. Worshek: Company-provided premiums for a company-sponsored life insurance program, $1,080; and the Company’s contribution on the PSP 401(k) Plan, $2,437.

Mr. Cordani: Company-provided premiums for a company-sponsored life insurance program, $1,080; and the Company’s contribution on the PSP 401(k) Plan, $7,738.

Mr. Kennedy: Company-provided premiums for a company-sponsored life insurance program, $1,080; and the Company’s contribution on the PSP 401(k) Plan, $6,593.

(8)
Platform entered into Director and Officer Indemnification Agreements with each of its current directors and officers. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as director or officer of Platform. The Indemnification Agreements also includes rights to advancement of expenses and contribution.

2014 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and stock awards held by our named executive officers at December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Daniel H. Leever	—	—	—	—	—	—	—	—	$—
Frank J. Monteiro	—	—	—	—	—	—	—	— (1)	—
Robert L. Worshek	—	—	—	—	—	—	—	15,000(2)	387,000 ]
John L. Cordani	—	—	—	—	—	—	—	— (1)	—
Michael V. Kennedy	—	—	—	—	—	—	—	—	—

(1)	Does not include 9,553 and 3,821 RSUs granted to Mr. Monteiro and Mr. Cordani, respectively, on March 16, 2015 in connection with fiscal year 2014.
(2)
Pursuant to the terms of his RSU agreement, Mr. Worshek’s RSUs will vest on the date on which Platform files its financial statements on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

(3)	This column represents the market value of granted RSUs based on the price per share of our Common Stock of $25.80, the closing market price on the NYSE on April 7, 2015.

Option Exercises and Stock Vested During Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel H. Leever	—	—	—	—
Frank J. Monteiro	—	—	—	—
Robert L. Worshek	—	—	—	—
John L. Cordani	—	—	—	—
Michael V. Kennedy	—	—	—	—

Pension Benefits – Fiscal Year 2014

Our named executive officers received no benefits in fiscal 2014 from the Company under defined pension or defined contribution plans other than the SERP, as applicable, and our tax-qualified PSP 401(k) Plan.

Grants of Plan-Based Awards

The following table contains certain information regarding plan-based awards granted in fiscal year 2014 to each of our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)		Options (#)	Awards ($)	Awards ($)
Daniel H. Leever	—	$0	$—	$—	—	—	—	—		—	—	$—
Frank J. Monteiro	—	0	—	—	—	—	—	—	(3)	—	—	—
Robert L. Worshek	8/05/14	0	—	—	—	—	—	15,000		—	—	425,400
John L. Cordani	—	0	—	—	—	—	—	—	(3)	—	—	—
Michael V. Kennedy	—	0	—	—	—	—	—	—		—	—	—

(1)
These columns reflect any threshold, target and maximum payout levels under our 2013 Plan. The actual amount earned by each named executive officer is reported under the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table. Additional information about our Performance Compensation Plan is included in “Compensation Discussion and Analysis.”

(2)	Grants issued pursuant to our 2013 Plan.

(3)	Does not include 9,553 and 3,821 RSUs granted to Mr. Monteiro and Mr. Cordani, respectively, on March 16, 2015 in connection with fiscal year 2014.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2014. The 2013 Plan and the ESPP were both approved by our stockholders at the annual meeting held on June 12, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders:
2013 Plan	471,933	$22.94	15,136,708
ESPP	11,139	$22.02	5,167,676
Equity Compensation Plans not approved by security holders: None	Not Applicable	Not Applicable	Not Applicable
Total	483,072	$22.92	20,304,384

For a description of the material features of the 2013 Plan and the ESPP, refer to Note 6 in our financial statements for the fiscal year ended December 31, 2014, which is included in our annual report on Form 10-K filed with the SEC on March 30, 2015.

V.           SECURITY OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 9, 2015 for: (i) each person known to us to be the beneficial owners of more than 5% of our Common Stock, (ii) each named executive officer, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, United States. We have determined beneficial ownership in accordance with the SEC rules. Except as indicated in any footnotes to the table below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable. Percentages are calculated based upon our issued and outstanding Common Stock plus shares which the beneficial owner has the right to acquire within 60 days.  As of April 9, 2015, we had 192,221,672 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Beneficial Owner	Number of Shares		%
5% Stockholders:
Berggruen Holdings Ltd.(1)	10,871,740	(2)	5.6%
Blue Ridge Capital, L.L.C.(3)	10,953,888	(4)	5.7%
Mariposa Acquisition, LLC(5)	12,416,446	(6)	6.4%
Permira IV Managers L.P.(7)	22,107,590	(8)	10.3%
Pershing Square Capital Management, L.P.(9)	42,737,394	(10)	22.2%
Wellington Management Group LLP(11)	17,627,843	(12)	9.2%

Executive Officers and Directors:
Martin E. Franklin	12,416,446	(6)	6.4%
Daniel H. Leever	6,903,389	(13)	3.6%
Wayne M. Hewett	—	(14)	*
Frank J. Monteiro	296,446	(15)	*
Benjamin Foulk	—	(16)	—
Benjamin Gliklich	—	(17)	—
Robert L. Worshek	—	(18)	—
John L. Cordani	69,246	(19)	*
Michael V. Kennedy	20,838	(20)	*
David A. Jacoboski	500		*
Ian G. H. Ashken	—	(21)	—
Nicolas Berggruen	—	(22)	—
Michael F. Goss	195,097	(23)	*
Ryan Israel	—	(24)	—
E. Stanley O’Neal	272,698	(25)	*
All Executive Officers and Directors as a group (15 persons):	20,174,660	(26)	10.4%

__________________________________

*	Represents beneficial ownership of less than 1% of our outstanding shares of Common Stock.

(1)	The principal business address of Berggruen Holdings Ltd (“BHL”) is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.
(2)
Based on a Schedule 13D filed by BHL on January 2, 2015. BHL and the Nicolas Berggruen Charitable Trust (the “NB Charitable Trust”) may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 10,871,740 shares of Common Stock. This amount consists of (i) 9,978,740 shares of Common Stock and (ii) 893,000 shares of our Series A Preferred Stock that are convertible at any time at the option of the holder into the same number of shares of Common Stock. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by BHL. Mr. Berggruen is one of three directors of BHL. All of the shares of BHL are owned by the NB Charitable Trust. The trustee of the NB Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

(3)
The address of each of Blue Ridge Capital, L.L.C. (“BRC”), BRLP and John A. Griffin is 660 Madison Ave., 20th Floor, New York, New York 10065-8405. The address of BROMLP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(4)
Based on a Schedule 13G/A filed by BRC, BRLP, BROMLP and Mr. Griffin on February 17, 2015, BRLP has shared voting and dispositive power over 7,229,535 shares of Common Stock and BROMLP has shared voting and dispositive power over 3,724,353 shares of Common Stock. BRC and Mr. Griffin each shares voting and dispositive power over the Common Stock held by BRLP and BROMLP, or 10,953,888 shares of Common Stock.

(5)	The address of Mariposa is 5200 Blue Lagoon Drive, Suite 855, Miami, Florida 33126.
(6)
Based on a Schedule 13D/A filed by Mariposa on March 20, 2015. This number includes (i) 663,349 shares of Common Stock held directly by the Martin E. Franklin Revocable Trust, (ii) 243,110 shares of Common Stock held indirectly by Mr. Franklin through RSMA, LLC, (iii) 10,449,987 shares of Common Stock held directly by Mariposa, and (iii) 1,060,000 shares of our Series A Preferred Stock held directly by Mariposa that are convertible at any time at the option of the holder into the same number of shares of Common Stock. Mr. Franklin is the manager of Mariposa and the managing member of RSMA, LLC. Mr. Franklin indirectly beneficially owns 61.32% of Mariposa, representing 6,407,932 shares of Common Stock and 649,992 shares of our Series A Preferred Stock.

(7)
The address of Permira IV Managers L.P. and Permira IV Managers Limited is Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL.  The address of Nalozo Cayman GP Ltd. and Nalozo L.P. is c/o Permira Luxembourg S.A.R.L., 282 Route de Longwy, Luxembourg, N4 L-1940.

(8)
Based on a Schedule 13G filed by Permira IV Managers L.P. on April 7, 2015.  Nalozo Cayman GP Ltd. is the general partner of Nalozo L.P., and Nalozo L.P. is the direct beneficial owner of 22,107,590 shares of Series B Preferred Stock.  Permira IV Managers L.P., Permira IV Managers Limited, Nalozo L.P. and Nalozo Cayman GP Ltd. have shared voting and dispositive power over such 22,107,590 shares, which are convertible at any time at the option of the holder, for shares of our Common Stock, on a one-for-one basis.

(9)	The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.
(10)	Based on a Schedule 13D/A filed by Pershing Square on February 2, 2015.
(11)	The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(12)	Based on a Schedule 13G/A filed by Wellington Management Group LLP, in its capacity as investment adviser, on February 12, 2015.
(13)
This number includes (i) 6,024,627 shares of Common Stock beneficially owned by Mr. Leever with related persons through Tartan, and (ii) 878,762 shares of Common Stock held through the MacDermid, Incorporated Profit Sharing and Employee Savings Plan. Mr. Leever is the sole director and manager of Tartan. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the PDH Common Stock, which is convertible, at the option of the holder, into a like number of shares of our Common Stock on a one-for-one basis (subject to adjustment).

(14)
Does not include 213,402 RSUs granted to Mr. Hewett as of February 16, 2015 which will vest on March 31, 2017, only if certain conditions are satisfied, including Mr. Hewett’s continuous active employment with Platform on such date. The RSUs may, in certain circumstances, become immediately vested as of the date of a change of control of the Company. Each RSU represents a contingent right to receive one share of our Common Stock.

(15)
These amounts include 283,117 shares of our Common Stock issuable to Mr. Monteiro, all in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment).  Does not include 9,553 RSUs granted to Mr. Monteiro on March 16, 2015, which will vest on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform’s EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our Common Stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to potential adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of our Common Stock.

(16)
Does not include 10,012  RSUs granted to Mr. Foulk on March 16, 2015, which will vest on March 17, 2018 (the “Vesting Date”), if and only if (i) as to 50% of the RSUs, Platform’s EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our Common Stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to potential adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of our Common Stock.

(17)
Does not include (A) 50,000 RSUs granted to Mr. Gliklich on January 1, 2015, which will vest on the date on which we file our annual report on Form 10-K for the year ended December 31, 2019, only if a certain EBITDA target is achieved for fiscal year 2019, and (B) 9,553 RSUs granted to Mr. Gliklich on March 16, 2015, which will vest on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform’s EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our Common Stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to potential adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change of control of the Company. Each RSU represents a contingent right to receive one share of our Common Stock.

(18)
Does not include 15,000 RSUs granted to Mr. Worshek on August 5, 2014, which will vest on the date on which we file our annual report on Form 10-K for the year ended December 31, 2017, only if a certain EBITDA target is achieved for fiscal year 2017. The RSUs may, in certain circumstances, become immediately vested as of the date of a change of control of the Company. Each RSU represents a contingent right to receive one share of our Common Stock.

(19)
These amounts include 69,246 shares of our Common Stock issuable to Mr. Cordani, all in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment).  Does not include 3,821 RSUs granted to Mr. Cordani on March 16, 2015, which will vest on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform’s EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our Common Stock meets a certain volume weighted average price per share  for a certain measurement period ending prior to March 17, 2018, in each case subject to potential adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. Each RSU represents a contingent right to receive one share of our Common Stock.

(20)
These amounts include 20,338 shares of our Common Stock issuable to Mr. Kennedy, all in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment).

(21)	Does not include any indirect interest held by Mariposa.
(22)	Does not include any beneficial ownership reported by BHL. Mr. Berggruen does not have any pecuniary or beneficial ownership of shares reported by BHL.
(23)
Includes 99,859 shares of Common Stock held directly by Mr. Goss and 95,238 shares of Common Stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 (the “Trust”). Mr. Goss is a trustee of the Trust and disclaims beneficial ownership.  Does not include 3,821 RSUs that will vest on March 17, 2016, provided that Mr. Goss continues to serve as a director of Platform through and on such vesting date.  Each RSU represents a contingent right to receive one share of Common Stock.

(24)	Does not include any beneficial ownership reported by Pershing Square, PS Management GP, LLP or William A. Ackman. No securities are beneficially owned by Mr. Israel.
(25)
Does not include 3,821 RSUs that will vest on March 17, 2016, provided that Mr. O’Neal continues to serve as a director of Platform through and on such vesting date.  Each RSU represents a contingent right to receive one share of Common Stock.

(26)	This amount includes an aggregate of 1,060,000 shares of Common Stock issuable upon conversion of our Series A Preferred Stock.

VI.	PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to continue to serve as our independent registered public accounting firm for the 2015 fiscal year.  PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since December 10, 2013.

In the event our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, such appointment may be reconsidered by the Audit Committee. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2015 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of PricewaterhouseCoopers LLP for the 2015 fiscal year.

We expect a representative of PricewaterhouseCoopers LLP to attend the 2015 Annual Meeting.  The representative will have an opportunity to make a statement if he or she desires, and will also be available to respond to appropriate questions.

Change in Platform’s Certifying Accountant

(i)	In conjunction with our domestication into Delaware on January 15, 2014, PricewaterhouseCoopers LLP (United Kingdom) resigned as our independent registered public accounting firm.

(ii)
The report of PricewaterhouseCoopers LLP (United Kingdom) on the financial statements for the period from April 23, 2013 (date of our inception) to June 30, 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)
During the period from April 23, 2013 (date of our inception) to June 30, 2013 and the subsequent interim period through January 15, 2014, there have been no disagreements with PricewaterhouseCoopers LLP (United Kingdom) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP (United Kingdom), would have caused them to make reference thereto in their reports on the financial statements for such periods.

(iv)
During the period from April 23, 2013 (date of our inception) to June 30, 2013 and the subsequent interim period through January 15, 2014, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

(v)
We requested that PricewaterhouseCoopers LLP (United Kingdom) furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated January 15, 2014, was filed as Exhibit 16.1 to our Registration Statement on Form S-4 filed with the SEC on December 11, 2013.

Fees Paid to PwC and KPMG

The following table sets forth the aggregate fees and expenses billed to the Company for the fiscal years ended December 31, 2014 and 2013 for audit services rendered in connection with the consolidated financial statements and reports for fiscal years 2014 and 2013, for audit-related services, tax services and other services rendered for fiscal years 2014 and 2013, respectively, as well as out-of-pocket costs incurred in connection with these services.

For fiscal year 2013, we were billed for professional services provided from April 23, 2013 (date of our inception) through the end of fiscal year 2013 by PricewaterhouseCoopers LLP (United Kingdom) and PricewaterhouseCoopers LLP (collectively, “PwC”) in the amounts set forth in the following table.  In addition, prior to October 31, 2013, KPMG LLP (“KPMG”) served as the independent registered public accounting firm of MacDermid and was paid the fees set forth below:

Services Provided	2014 (PwC)	2013 (PwC)	2013 (KPMG)
Audit Fees	$6,828,075	$1,228,302	$1,946,335
Audit-Related Fees	2,215,327	1,151,700	—
Tax Fees	91,853	19,709	252,874
All Other Fees	538,338	—	—
Total	$9,673,593	$2,399,711	$2,199,209

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions and attest services that are not required by statute or regulation.

Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.

All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision of non-audit services listed above by PwC and KPMG is compatible with maintaining such auditors’ independence.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee pre-approve all auditing services and permitted non-audit services to be performed by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.  Either the Chairman of the Audit Committee acting alone or the other two members acting jointly may grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee or the Board of Directors at its next scheduled meeting.

All work performed by the Company’s independent registered public accounting firms as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of Platform on behalf of the Board of Directors.  Management has the primary responsibility for Platform’s financial statements, financial reporting process and internal controls over financial reporting.  The independent auditors are responsible for performing an independent audit of Platform’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)(“PCAOB”) and evaluating the effectiveness of internal controls and issuing reports thereon.  The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of Platform, including Platform’s internal controls over financial reporting and the audits of the financial statements of Platform.

During the last quarter of 2014 and the first quarter of 2015, the Audit Committee regularly met and held discussions with management and the independent auditors.  In the discussions related to Platform’s financial statements for fiscal year 2014, management represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for fiscal year 2014 and management’s evaluation of the effectiveness of the design and operation of disclosure controls and procedures.  In addition, as of December 31, 2014, Platform was still an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, and therefore subject to reduced public company reporting requirements. As such, for the fiscal year ended December 31, 2014, Platform was not required to have the effectiveness of its internal control over financial reporting audited by its independent auditors.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the PCAOB, including Auditing Standard No. 16, “Communications with Audit Committees,” adopted by the PCAOB, as amended and the rules of the SEC.  In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.  In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of Platform’s financial statements for fiscal year 2014 is compatible with maintaining the independent auditors’ independence.  The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in Platform’s annual report on Form 10-K for filing with the SEC.

See the portion of this Proxy Statement titled “Corporate Governance - Board Committees” for information on the Audit Committee’s meetings in 2014.

The Audit Committee

Michael F. Goss
Ian G.H. Ashken
Ryan Israel

April 10, 2015

RECOMMENDATION OF THE BOARD OF DIRECTORS

PLATFORM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

VII.           OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2015 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the 2015 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Platform’s Registration Statement on Form S-4 was declared effective on January 22, 2014 and our shares of Common Stock began trading on the NYSE on January 23, 2014. Based solely upon reports and representations submitted by our executive officers, directors and holders of more than 10% of our capital stock, we believe that all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2014 fiscal year (starting on January 22, 2014) were timely filed with the SEC and the NYSE.

Proposals by Stockholders

Stockholder Proposals for Inclusion in the 2016 Proxy Statement

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement for our 2016 annual meeting of stockholders pursuant to SEC Rule 14a-8, the proposal must be received by Platform’s Secretary at 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, United States, no later than January 9, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2016 Annual Meeting of Stockholders

Our Amended and Restated By-laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2016 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to Platform’s Secretary at the West Palm Beach address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2015 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than February 12, 2016, and no later than March 13, 2016. All director nominations and stockholder proposals must comply with the requirements of our Amended and Restated By-laws, a copy of which may be obtained at no cost from Platform’s Secretary.

The chairman of any annual meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

List of Stockholders Entitled to Vote at the 2015 Annual Meeting

The names of stockholders of record entitled to vote at the 2015 Annual Meeting will be available at the Company’s principal office in West Palm Beach, Florida, for a period of ten days prior to the 2015 Annual Meeting and continuing through the 2015 Annual Meeting.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by Platform and Platform will pay all expenses relating to this proxy solicitation.  In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity.  We also expect to reimburse our transfer agent, Broadridge, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our Common Stock and obtaining the proxies of those owners.

Communication with Platform’s Board of Directors

Any stockholder or other interested party who wishes to contact any member of the Board of Directors (or our Board of Directors as a group) may do so in writing to the following address:

Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
United States

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

2014 Annual Report, Form 10-K and Available Information

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of this Proxy Statement, our 2014 Annual Report and our annual report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, including the financial statements and schedule thereto, but not the exhibits.  Stockholders should direct their requests to our Investor Relations department at Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401.

In addition, our annual report on Form 10-K for the fiscal year ended December 31, 2014 is available, free of charge, through the Investor Relations – Financials & Filings section of our website at www.platformspecialtyproducts.com.  A copy of any exhibit to our annual report on Form 10-K will be forwarded following receipt of a written request with respect thereto sent to our Investor Relations department at the West Palm Beach address indicated above.

In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Policies Committee, together with certain other corporate governance materials, including our Ethics Policy, Code of Ethics and Whistleblower Policy, can be found under the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. Such information is also available in print to any stockholder following receipt of a written request with respect thereto sent to our Investor Relations department at the West Palm Beach address indicated above.

PLATFORM SPECIALTY PRODUCTS CORPORATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89210-P64043

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLATFORM SPECIALTY PRODUCTS CORPORATION

The Board of Directors recommends you vote FOR Proposal 1:

	For All	Withhold All	For All Except
1. Elect eight directors for a one-year term expiring at the 2016 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Martin E. Franklin
02) Daniel H. Leever
03) Wayne M. Hewett
04) Ian G.H. Ashken
05) Nicolas Berggruen
06) Michael F. Goss
07) Ryan Israel
08) E. Stanley O'Neal

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as Platform Specialty Products Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: In their discretion, the proxy holders may vote on such other matters that may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date